Exhibit 10.1

NOMADAR Corp. Sucursal en España

SPORT CITY CADIZ, S.L.

Calle Portugal, 2 Pol. Ind. El Trocadero, Puerto Real

11519, Cádiz, Spain

Att: Mr. Manuel Ignacio Díaz Charlo

Cádiz, on 16 May 2026

RE: Exercise of the Purchase Option over the plot of land lease agreement

Dear Sir,

We would like to communicate that, in accordance with the Lease Agreement enter into on 17 November 2025 with you, and the addendum subscribed on 9 April 2026, Nomadar Corp. Sucursal en España (“Nomadar”) will exercise the purchase option over the remaining portion of 161,433 square meters of the relevant plot. For clarification purposes the communication the purchase option over 130,000 square meters was sent to you on 9 April 2026.

The proposed transaction will be completed no later than ninety (90) business days from the date hereof, under the terms and conditions of the Lease Agreement and, once completed, Nomadar will hold full ownership over the relevant plot, once the relevant sale and purchase deed has been granted by and between the parties.

The Purchase Price will amount to € 4,709,000.61, plus the applicable taxes and costs.

We remain at your disposal to answer any questions you may have about this binding offer for the partial acquisition of the plot. In case of conformity, please send us a copy of this document duly signed and dated.

Sincerely,

CEO of the Americas, Nomadar Corp.

/s/ Mr. Joaquin Martin Perles

Received and agreed, in El Puerto de Santa Maria (Spain) on May 19, 2026

Sport City Cadiz

/s/ Mr. Manuel Ignacio Diaz Charlo